Exhibit 99.1

                                                        [CIT Logo]

   CIT ANNOUNCES DILUTED EPS OF $0.86 FOR THE QUARTER, UP 25% FROM LAST YEAR

         o  Return on tangible equity at 14.1%, up from 12.2% a year ago
         o  New business volume up 10% from prior year
         o  Managed assets up $2.6 billion, or 5%, from previous quarter
         o  Credit quality strengthens further
         o  Risk-adjusted margin at 3.5% target

      NEW YORK, October 21, 2004 - CIT Group Inc. (NYSE: CIT) today reported net income of $183.9 million for the third quarter, an increase from $147.8 million last year. Diluted earnings per share were $0.86 for the quarter, up 25% from last year. Return on tangible equity for the quarter increased to 14.1% from 12.2% last year. Net income for the nine months ended September 30, 2004 totaled $549.8 million (diluted EPS $2.56), up from $411.7 million (diluted EPS $1.94) last year, an increase of 34%. Current year results included a $25.5 million, net of tax, ($0.12 EPS) gain on the redemption of debt in the first quarter.

      Commenting on the company's performance, Jeffrey M. Peek, Chief Executive Officer and President, said: "This was a strong quarter for CIT with gratifying results for our shareholders and we continue to build momentum with the third quarter performance. Reflecting the brisk business economy, we saw strong asset growth across all the business segments, higher new business volumes in three of our four segments and solid improvement in asset quality. In addition, risk-adjusted margin of 3.5% is now firmly within the target set at the time of our IPO."

      "As a leading commercial finance company, we remain focused on building a world-class finance and leasing organization. We continue to recruit talented and experienced executives and sales personnel throughout the organization as we work to deliver customer-focused products and services. The recent appointment of Rick Wolfert as Vice Chairman, Commercial Finance, will enhance our ability to organize our Capital Finance, Equipment Finance, Business Credit and Commercial Services businesses around industry sectors and markets important to CIT's future growth. Rick joins Tom Hallman, Vice Chairman, Specialty Finance, in running the day-to-day business operations."

      "Our latest strategic acquisition, CitiCapital's vendor finance lease business in Western Europe, was closed ahead of schedule. This transaction is an excellent fit for us because it adds scale to our European portfolio, diversifies our customer and dealer base in vendor finance and accelerates our international expansion."

Financial Highlights:

Portfolio and Managed Assets

o Total financing and leasing portfolio assets grew to $44.4 billion at September 30, 2004, up 7% from June 30, 2004 and up 13% from last year. The growth included approximately $700 million of financing and leasing assets relating to the CitiCapital European vendor finance leasing business acquisition, growth in both factoring and asset-based lending within Commercial Finance and home equity lending within Specialty Finance.

o Managed assets were $52.4 billion at September 30, 2004, up 5% from June 30, 2004 and up 6% from last September. The increase in managed assets from last quarter reflects the above-mentioned activity, partially offset by a decrease in securitized receivables and the sale of approximately $105 million in liquidating recreational vehicle and marine assets.

o Securitized receivables (receivables we have previously securitized with servicing retained) declined to $8.0 billion from $8.4 billion last quarter and $10.1 billion last year, principally due to our continued strategy of funding home equity receivables on balance sheet.

o Liquidating portfolios were $675 million versus $814 million at June 30, 2004.

o Origination volume for the quarter and the nine months, excluding factoring, increased 10% (to $5.9 billion) and 11% (to $16.5 billion) from the prior year. Volume was strong in the vendor and home equity programs of Specialty Finance, and in the Equipment Finance segment.

Net Finance and Risk Adjusted Margin

o Net finance margin was 4.10% of average earning assets ("AEA"), an improvement of 38 basis points from the prior year quarter, principally fueled by lower borrowing costs, as interest expense declined to 3.22% of AEA from 3.70% during the prior year quarter.

o Operating lease margins, at 6.14% of average operating leases, were up slightly over last year, in part reflecting the positive impact of the technology portfolio purchase in the second quarter of 2004.

o Risk-adjusted margin (net finance margin after provision for credit losses) was 3.49%, up 69 basis points from the prior year quarter, as lower charge-offs added to the margin improvement.

Credit Quality

o Credit performance continued to improve with lower charge-offs and declines in delinquencies and non-performing assets for the eighth consecutive quarter.

o Total 60+ day owned delinquencies were $573 million (1.66% of finance receivables) at September 30, 2004, compared to $571 million (1.79%) last quarter and $863 million (2.85%) last year. The improvement was across virtually all segments, offset by an increase in the Capital Finance regional aerospace portfolio.

o Managed 60+ day delinquencies decreased, ending the current quarter at $850 million (1.92% of managed financial assets), down from $869 million (2.08%) last quarter and $1.222 billion (2.95%) a year ago.

o Non-performing assets (non-accrual loans plus repossessed assets) declined to $529 million (1.53% of finance receivables) from $562 million (1.77%) last quarter and $867 million (2.86%) last year, due to improvements in all segments.

o Charge-offs for the quarter fell to 0.88% of average finance receivables from 1.23% last year as most business segments improved. Prior to liquidating and telecommunications charge-offs, write-offs were 0.73% for the quarter compared to 0.72% last quarter and 0.98% last year.

o The reserve for credit losses increased in amount during the quarter due to portfolio growth, but declined in percentage due to charge-offs against the specific telecommunications reserve and continued improvement in credit metrics. Total reserves rose to $637.9 million (1.85% of finance receivables), compared to $621.0 million (1.95%) at June 30, 2004.

o Telecommunication charge-offs were $11.2 million for the quarter, compared to $15.9 million last quarter, and telecommunications non-performing accounts were $24.5 million, compared to $48.5 million last quarter.

Other Revenue

o Other revenue totaled $212.5 million, down from $232.0 million for the prior year due to reduced fee income, which reflected reduced structured transaction volume, as well as lower gains on securitized assets. A lower level of syndication activity drove the decline in other revenue from last quarter. Factoring commissions continue to outpace the prior year benefiting from the late 2003 acquisitions.

o Securitization volume was $0.8 billion for the current year quarter compared with $1.3 billion last year, and as a result, securitization gains dropped to $9.9 million, 3.3% of pretax income for 2004, from $18.3 million, 7.5% in 2003.

Salaries and General Operating Expenses

o Total operating expenses were $256.7 million, up from $230.3 million a year ago. The increase was primarily the result of higher incentive-based compensation, marketing, business development and compliance costs. Salaries and general operating expenses declined $3.6 million from last quarter as increased business development, compliance, and other costs largely offset a $10.6 million reduction in employee related costs.

o     The efficiency ratio was 41.5% compared to 42.3% last quarter.

o Expenses as a percentage of average managed assets were 2.18%, versus 2.23% for the prior quarter.

o Headcount totaled approximately 5,700, down from 5,780 at September 30, 2003, reflecting the sale of the test equipment rental business.

Capitalization and Leverage

o Internal capital generation remained strong, with the ratio of tangible equity to managed assets at 10.57%, compared to 10.89% at June 30, 2004 and 10.34% last year. The European vendor finance acquisition increased goodwill and acquired intangibles by approximately $80 million and treasury stock increased to $81 million.

o On October 20, 2004, our Board of Directors approved a continuation of the common stock repurchase program in connection with our employee stock plans. The increase is for an additional three million shares.

Profitability

o The return on average tangible equity was 14.1% for the quarter and 14.3% year to date (13.6% excluding the gain on debt), compared to 12.2% and 11.7% for the prior year periods.

o Return on average earning assets improved to 1.88% for the quarter from 1.64% last year and to 1.92% for the nine months from 1.54% last year.

o The return on average managed assets improved to 1.56% for the quarter from 1.28% last year and to 1.57% for the nine months from 1.20% last year.

Specialty Finance

o Owned assets increased $1.6 billion from June due to the European acquisition and $649 million in home equity growth.

o Operating margin improved due to higher asset levels and lower funding costs, with improved profitability most notably in the international and home equity businesses.

o The increase in charge-offs for Specialty Finance - Commercial was due largely to charge-offs taken with respect to leases to customers of NorVergence, Inc., a bankrupt vendor currently subject to regulatory investigations. At September 30, 2004, after taking into account charge-offs and loan loss reserves, the remaining outstandings of NorVergence customers is approximately $6.0 million.

o During the quarter, the major vendor unit finalized an extension and modification of its U.S. vendor financing joint venture with Dell Inc., known as Dell Financial Services. The new agreement extends the joint venture agreement for another five years through January 2010.

o The SBA business was recognized as the #1 SBA lender in the country - for the fifth straight year. Profitability is strong and credit quality is high in this portfolio.

o The International unit is well under way in integrating the European vendor finance leasing unit, and contributions were strong in Europe and Asia.

o Aided by routine bulk acquisitions, growth and profitability was strong in the home equity unit.

Commercial Finance

o Asset growth was $1.2 billion for the quarter, including $955 million in factoring receivables.

o Profitability improved on increased factoring activity resulting from the acquisitions in the second half of 2003 and the continuation of strong earnings in Business Credit.

o Business Credit volume remained ahead of 2003, although asset growth was dampened by the effects of repayments due to increased liquidity in the market place.

o     Charge-offs were lower in both asset-based lending and factoring.

Equipment Finance

o Profitability improved on lower charge-offs, stronger margins and higher equipment gains, as business performance continued to improve in both the U.S. and Canada.

o     New  business  volume   increased   primarily  in  the  U.S.,   reflecting
      improvement  in  the  construction,   industrial  and  corporate  aircraft
      sectors.

Capital Finance

o Earnings improved from prior year, though results reflect continued compression in aerospace returns. Results reflected lower prepayment and syndication fees in relation to the prior quarter.

o New business volume was down primarily due to lower aircraft delivery fundings. All remaining 2004 aircraft deliveries have been placed, while 14 of 18 of the 2005 deliveries have been placed.

o At September 30, 2004, three commercial aircraft (all of which are covered by signed letters of intent) were off lease.

Conference Call and Webcast:

      We will discuss this quarter's results, as well as ongoing strategy, on a conference call today at 11:00 am (EDT). Interested parties may access the conference call live today by dialing 877-558-5219 for U.S. and Canadian callers or 706-634-5438 for international callers, and reference "CIT earnings call," or at the following website: http://ir.cit.com. An audio replay of the call will be available beginning no later than three hours after the conclusion of the call until 11:59 pm (EDT) October 27, 2004, by dialing 800-642-1687 for U.S. and Canadian callers or 706-645-9291 for international callers with the pass-code 1133893, or at the following website: http://ir.cit.com.

About CIT:

      CIT Group Inc. (NYSE: CIT), a leading commercial and consumer finance company, provides clients with financing and leasing products and advisory services. Founded in 1908, CIT has approximately $50 billion in assets under management and applies its financial resources, industry expertise and product knowledge to serve the needs of clients across approximately 30 industries. CIT, a Fortune 500 company, holds leading positions in vendor financing, factoring, equipment and transportation financing, Small Business Administration loans, and asset-based lending. CIT, with its principal offices in Livingston, New Jersey and New York City, has approximately 5,700 employees in locations throughout North America, Europe, Latin and South America, and the Pacific Rim. For more information, visit www.cit.com.

Forward-Looking Statements:

      This release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All forward-looking statements (including statements regarding future financial and operating results) involve risks, uncertainties and contingencies, many of which are beyond CIT's control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words "anticipate," "believe," "expect," "estimate," "plan," and similar expressions are generally intended to identify forward-looking statements. Economic, business, funding market, competitive and/or regulatory factors, among others, affecting CIT's businesses are examples of factors that could cause actual results to differ materially from those described in the forward-looking statements. More detailed information about these factors are described in CIT's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2003. CIT is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements, whether as a result of new information, future events or otherwise. This release includes certain non-GAAP financial measures as defined under SEC rules. As required by SEC rules, we have provided a reconciliation of those measures to the most directly comparable GAAP measures, which is available with this release and on our website at http://ir.cit.com.

                                      ###

For Information:  Valerie L. Gerard - Senior Vice President - Investor Relations
                  (973) 422-3284
                         or
                  Chris Hardwick - Vice President - Director, External
                    Communications
                  (973) 597-2095

                         CIT GROUP INC. AND SUBSIDIARIES
                    UNAUDITED CONSOLIDATED INCOME STATEMENTS
     For the Three and Nine Month Periods Ended September 30, 2004 and 2003
                  (dollars in millions, except per share data)

                                                              Quarters Ended                            Nine Months Ended
                                              -----------------------------------------------    ------------------------------
                                              September 30,       June 30,      September 30,    September 30,    September 30,
                                                   2004             2004             2003             2004            2003
                                              -------------     -----------     -------------    -------------    -------------
Finance income                                 $     963.1      $     915.2      $     921.2      $   2,781.2      $   2,803.6
Interest expense                                     315.4            300.0            333.7            913.4          1,026.2
                                               -----------      -----------      -----------      -----------      -----------
Net finance income                                   647.7            615.2            587.5          1,867.8          1,777.4
Depreciation on operating lease
 equipment                                           245.7            236.3            252.4            716.5            804.1
                                               -----------      -----------      -----------      -----------      -----------
Net finance margin                                   402.0            378.9            335.1          1,151.3            973.3
Provision for credit losses                           60.2             65.7             82.9            211.5            286.5
                                               -----------      -----------      -----------      -----------      -----------
Net finance margin after provision for
 credit losses                                       341.8            313.2            252.2            939.8            686.8
Other revenue(1)                                     212.5            233.5            232.0            676.4            701.6
Gain (loss) on venture capital
 investments                                           4.2              3.0            (11.3)             7.9            (27.8)
                                               -----------      -----------      -----------      -----------      -----------
Operating margin                                     558.5            549.7            472.9          1,624.1          1,360.6

Salaries and general operating expenses              256.7            260.3            230.3            764.3            676.4

Gain on redemption of debt                            --               --               --               41.8             --
                                               -----------      -----------      -----------      -----------      -----------
Income before provision for income taxes             301.8            289.4            242.6            901.6            684.2
Provision for income taxes                          (117.7)          (112.8)           (94.6)          (351.6)          (266.8)
Minority interest, after tax                          (0.2)            --               (0.2)            (0.2)            (0.3)
Dividends on preferred capital securities,
 after tax                                            --               --               --               --               (5.4)
                                               -----------      -----------      -----------      -----------      -----------
Net income                                     $     183.9      $     176.6      $     147.8      $     549.8      $     411.7
                                               ===========      ===========      ===========      ===========      ===========

Earnings per share
Basic earnings per share                       $      0.87      $      0.83      $      0.70      $      2.60      $      1.95
Diluted earnings per share                     $      0.86      $      0.82      $      0.69      $      2.56      $      1.94
Number of shares -basic (thousands)                210,489          211,532          211,735          211,286          211,633
Number of shares -diluted (thousands)              214,179          215,359          213,529          215,116          212,498


Certain prior period balances have been reclassified to conform to current period presentation; debt-related costs totaling $7.2 million and $21.9 million for the quarter and nine months ended September 30, 2003, have been reclassified to interest expense from operating expenses.

                                                              Quarters Ended                            Nine Months Ended
                                              -----------------------------------------------    ------------------------------
                                              September 30,       June 30,      September 30,    September 30,    September 30,
(1)Other Revenue                                  2004             2004             2003             2004            2003
                                              -------------     -----------     -------------    -------------    -------------
Fees and other income                          $     119.6      $     141.0      $     151.5      $     387.3      $     430.8
Factoring commissions                                 59.5             53.5             47.6            168.0            139.3
Gains on sales of leasing equipment                   23.5             27.1             14.6             77.9             48.7
Gains on securitizations                               9.9             11.9             18.3             43.2             82.8
                                               -----------      -----------      -----------      -----------      -----------
Total other revenue                            $     212.5      $     233.5      $     232.0      $     676.4      $     701.6
                                               ===========      ===========      ===========      ===========      ===========


Fees and other income include: servicing fees, structuring and advisory fees, syndication fees and gains from other asset and receivable sales. Prior period balances have been conformed to current year presentation to show venture capital gains and losses separately.

                         CIT GROUP INC. AND SUBSIDIARIES
                      UNAUDITED CONSOLIDATED BALANCE SHEETS
                              (dollars in millions)

                                                                     September 30,        December 31,
                                                                         2004                 2003
                                                                     -------------       -------------
ASSETS
Financing and leasing assets:
   Finance receivables                                               $    34,542.8       $    31,300.2
   Reserve for credit losses                                                (637.9)             (643.7)
                                                                     -------------       -------------
   Net finance receivables                                                33,904.9            30,656.5
   Operating lease equipment, net                                          7,932.9             7,615.5
   Finance receivables held for sale                                       1,757.3               918.3
Cash and cash equivalents                                                  2,160.1             1,973.7
Retained interests in securitizations and other investments                1,188.4             1,380.8
Goodwill and intangible assets                                               594.4               487.7
Other assets (1)                                                           2,475.7             3,310.3
                                                                     -------------       -------------
Total Assets                                                         $    50,013.7       $    46,342.8
                                                                     =============       =============
LIABILITIES AND STOCKHOLDERS' EQUITY
Debt:
   Commercial paper                                                  $     4,496.5       $     4,173.9
   Variable-rate senior notes                                             11,507.7             9,408.4
   Fixed-rate senior notes                                                21,022.2            19,830.8
   Preferred capital securities                                              254.2               255.5
                                                                     -------------       -------------
Total debt                                                                37,280.6            33,668.6
Credit balances of factoring clients                                       3,929.9             3,894.6
Accrued liabilities and payables                                           2,925.5             3,346.4
                                                                     -------------       -------------
Total Liabilities                                                         44,136.0            40,909.6

Minority interest                                                             40.7                39.0
Stockholders' Equity:
   Common stock                                                                2.1                 2.1
   Paid-in capital                                                        10,672.2            10,677.0
   Accumulated deficit                                                    (4,675.6)           (5,141.8)
   Accumulated other comprehensive loss                                      (81.1)             (141.6)

Less: Treasury stock, at cost                                                (80.6)               (1.5)
                                                                     -------------       -------------
Total Stockholders' Equity                                                 5,837.0             5,394.2
                                                                     -------------       -------------
Total Liabilities and Stockholders' Equity                           $    50,013.7       $    46,342.8
                                                                     =============       =============


(1) Other Assets primarily include the following at September 30, 2004:
$0.7 billion of investments in and receivables from joint ventures and non-consolidated subsidiaries, $0.4 billion of deposits on flight equipment, $0.3 billion of accrued interest and receivables from derivative counterparties, $0.2 billion of equity investments, $0.1 billion of repossessed and off-lease equipment and $0.1 billion of prepaid expenses. The remaining balance includes furniture and fixtures, miscellaneous receivables and other assets.

                         CIT GROUP INC. AND SUBSIDIARIES
                       OWNED AND MANAGED ASSET COMPOSITION
                              (dollars in millions)

                                                                September 30,      June 30,   September 30,
                                                                     2004            2004        2003
                                                                -------------    -----------  -------------
Specialty Finance Segment
   Commercial
        Finance receivables                                      $   8,166.3     $   7,441.6   $   6,839.1
        Operating lease equipment, net                               1,057.0         1,084.0       1,043.4
        Finance receivables held for sale                            1,447.9         1,053.0         754.5
                                                                 -----------     -----------   -----------
          Owned assets                                              10,671.2         9,578.6       8,637.0
        Finance receivables securitized
          and managed by CIT                                         3,251.1         3,480.2       3,876.8
                                                                 -----------     -----------   -----------
          Managed assets                                            13,922.3        13,058.8      12,513.8
                                                                 -----------     -----------   -----------
   Consumer
        Finance receivables - home equity                            3,996.4         3,377.2       2,345.9
        Finance receivables - other                                    840.2           857.8         994.0
        Finance receivables held for sale                              209.0           265.1         150.0
                                                                 -----------     -----------   -----------
          Owned assets                                               5,045.6         4,500.1       3,489.9

        Home equity finance receivables
          securitized and managed by CIT                             1,352.6         1,487.9       2,064.9
        Other finance receivables securitized
          and managed by CIT                                           466.5           528.0         694.8
                                                                 -----------     -----------   -----------
          Managed assets                                             6,864.7         6,516.0       6,249.6
                                                                 -----------     -----------   -----------
Commercial Finance Segment
   Commercial Services
        Finance receivables                                          6,764.0         5,808.6       5,697.8
   Business Credit
        Finance receivables                                          5,699.6         5,409.1       5,494.3
                                                                 -----------     -----------   -----------
          Owned assets                                              12,463.6        11,217.7      11,192.1
                                                                 -----------     -----------   -----------
Equipment Finance Segment
        Finance receivables                                          6,343.2         6,285.3       6,157.5
        Operating lease equipment, net                                 401.0           380.6         461.7
        Finance receivables held for sale                              100.4           181.6         113.4
                                                                 -----------     -----------   -----------
          Owned assets                                               6,844.6         6,847.5       6,732.6
        Finance receivables securitized and
          managed by CIT                                             2,924.7         2,904.9       3,504.5
                                                                 -----------     -----------   -----------
          Managed assets                                             9,769.3         9,752.4      10,237.1
                                                                 -----------     -----------   -----------

Capital Finance Segment
        Finance receivables                                          2,733.1         2,649.0       2,814.0
        Operating lease equipment, net                               6,474.9         6,374.2       5,980.2
        Finance receivables held for sale                               --              95.5          --
                                                                 -----------     -----------   -----------
          Owned assets                                               9,208.0         9,118.7       8,794.2
                                                                 -----------     -----------   -----------

Other - Equity Investments                                             186.2           190.9         313.9
                                                                 -----------     -----------   -----------

Total
        Finance receivables                                      $  34,542.8     $  31,828.6   $  30,342.6
        Operating lease equipment, net                               7,932.9         7,838.8       7,485.3
        Finance receivables held for sale                            1,757.3         1,595.2       1,017.9
                                                                 -----------     -----------   -----------
          Financing and leasing assets excl.
            equity investments                                      44,233.0        41,262.6      38,845.8
        Equity investments (included in other
          assets)                                                      186.2           190.9         313.9
                                                                 -----------     -----------   -----------
          Owned assets                                              44,419.2        41,453.5      39,159.7
        Finance receivables securitized and
          managed by CIT                                             7,994.9         8,401.0      10,141.0
                                                                 -----------     -----------   -----------
          Managed assets                                         $  52,414.1     $  49,854.5   $  49,300.7
                                                                 ===========     ===========   ===========


During the June 2004 quarter, assets of the former Structured Finance segment were transferred to Capital Finance and Business Credit. All historical balances have been restated to reflect this realignment.

                        CIT GROUP INC. AND SUBSIDIARIES
                               SEGMENT DATA
                           (dollars in millions)


                                                                Specialty        Commercial         Equipment          Capital
                                                                 Finance           Finance           Finance           Finance
                                                               ----------         ---------         ---------         ---------
Quarter Ended September 30, 2004
Operating margin                                               $    238.7         $   173.4         $    54.6         $    71.1
Income before provision for income tax                              136.5             126.1              31.3              39.0
Income taxes                                                         52.0              47.8              12.2              13.5
Net income (loss)                                                    84.1              78.3              19.1              25.8
Return on AEA                                                        2.31%             3.74%             1.11%             1.12%
New business volume                                            $  3,823.4         $   671.8         $ 1,115.1         $   357.2

Quarter Ended September 30, 2003
Operating margin                                               $    218.7         $   142.0         $    35.8         $    63.0
Income before provision for income tax                              117.3              96.3              14.8              40.4
Income taxes                                                         45.7              37.5               5.8              15.8
Net income (loss)                                                    71.6              58.8               9.0              24.4
Return on AEA                                                        2.34%             2.94%             0.53%             1.11%
New business volume                                            $  3,445.0         $   726.0         $   898.0         $   334.0

Quarter Ended June 30, 2004
Operating margin                                               $    230.3         $   164.5         $    52.7         $    80.1
Income before provision for income tax                              124.6             114.7              30.0              49.3
Income taxes                                                         42.9              43.4              11.7              18.2
Net income (loss)                                                    81.7              71.2              18.3              31.2
Return on AEA                                                        2.43%             3.47%             1.06%             1.36%
New business volume                                            $  3,278.3         $   778.4         $ 1,049.2         $   487.5

Nine Months Ended
 September 30, 2004
Operating margin                                               $    697.1         $   494.9         $   154.6         $   211.3
Income before provision for income tax                              384.0             350.2              86.3             122.7
Income taxes                                                        139.6             132.6              33.7              44.4
Net income (loss)                                                   244.0             217.6              52.6              78.6
Return on AEA                                                        2.38%             3.54%             1.02%             1.15%
New business volume                                            $ 10,677.6         $ 2,117.4         $ 3,086.4         $ 1,007.3

Nine Months Ended
 September 30, 2003
Operating margin                                               $    613.6         $   429.1         $   111.8         $   158.1
Income before provision for income tax                              306.1             297.1              45.3              91.0
Income taxes                                                        119.3             115.8              17.7              35.4
Net income (loss)                                                   186.8             181.3              27.6              55.3
Return on AEA                                                        2.04%             3.14%             0.53%             0.88%
New business volume                                            $  9,455.3         $ 2,111.8         $ 2,584.4         $ 1,100.0


                                                                  Total
                                                                Business          Corporate
                                                                Segments          and Other        Consolidated
                                                               ----------         ---------        ------------
Quarter Ended September 30, 2004
Operating margin                                               $    537.8         $ 20.7            $    558.5
Income before provision for income tax                              332.9          (31.1)                301.8
Income taxes                                                        125.5           (7.8)                117.7
Net income (loss)                                                   207.3          (23.4)                183.9
Return on AEA                                                        2.13%         (0.25)%                1.88%
New business volume                                            $  5,967.5         $ --              $  5,967.5

Quarter Ended September 30, 2003
Operating margin                                               $    459.5         $ 13.4            $    472.9
Income before provision for income tax                              268.8          (26.2)                242.6
Income taxes                                                        104.8          (10.2)                 94.6
Net income (loss)                                                   163.8          (16.0)                147.8
Return on AEA                                                        1.83%         (0.19)%                1.64%
New business volume                                            $  5,403.0         $ --              $  5,403.0

Quarter Ended June 30, 2004
Operating margin                                               $    527.6         $ 22.1            $    549.7
Income before provision for income tax                              318.6          (29.2)                289.4
Income taxes                                                        116.2           (3.4)                112.8
Net income (loss)                                                   202.4          (25.8)                176.6
Return on AEA                                                        2.14%         (0.28)%                1.86%
New business volume                                            $  5,593.4         $ --              $  5,593.4

Nine Months Ended
 September 30, 2004
Operating margin                                               $  1,557.9         $ 66.2            $  1,624.1
Income before provision for income tax                              943.2          (41.6)                901.6
Income taxes                                                        350.3            1.3                 351.6
Net income (loss)                                                   592.8          (43.0)                549.8
Return on AEA                                                        2.09%         (0.17)%                1.92%
New business volume                                            $ 16,888.7         $ --              $ 16,888.7

Nine Months Ended
 September 30, 2003
Operating margin                                               $  1,312.6         $ 48.0            $  1,360.6
Income before provision for income tax                              739.5          (55.3)                684.2
Income taxes                                                        288.2          (21.4)                266.8
Net income (loss)                                                   451.0          (39.3)                411.7
Return on AEA                                                        1.71%         (0.17)%                1.54%
New business volume                                            $ 15,251.5         $ --              $ 15,251.5


Net income for Capital Finance includes the results of the former Structured Finance except for the results relating to the communications and media portfolio, which are reflected in Commercial Finance.

                         CIT GROUP INC. AND SUBSIDIARIES
                                 CREDIT METRICS
                              (dollars in millions)

                                                                                       Quarters Ended
                                                                -----------------------------------------------------------
                                                                September 30, 2004      June 30, 2004    September 30, 2003
                                                                   $           %         $         %           $        %
                                                                ------------------    ----------------   ------------------
Net Credit Losses - Owned as a Percentage of Average Finance
Receivables
    Specialty Finance - Commercial                              $ 28.1       1.49%    $ 13.2     0.73%    $   25.6    1.47%
    Commercial Finance(1)                                         21.6       0.72%      28.2     0.97%        28.9    1.08%
    Equipment Finance                                              7.8       0.49%      15.5     0.99%        23.1    1.52%
    Capital Finance(1)                                             0.4       0.05%       6.5     0.96%        --      --
                                                                ------                ------              --------
      Total Commercial                                            57.9       0.81%      63.4     0.91%        77.6    1.17%
    Specialty Finance - Consumer                                  14.4       1.30%      20.2     1.94%        13.0    1.80%
                                                                ------                ------              --------
    Total                                                       $ 72.3       0.88%    $ 83.6     1.04%    $   90.6    1.23%
                                                                ======                ======              ========
    Total Before Liquidating and Telecommunications             $ 58.5       0.73%    $ 55.4     0.72%    $   67.6    0.98%
                                                                ======                ======              ========

                                                                            Nine Months Ended
                                                                ---------------------------------------
                                                                September 30, 2004   September 30, 2003
                                                                   $           %         $        %
                                                                ------------------   ------------------
    Specialty Finance - Commercial                              $ 63.3       1.15%    $ 80.5     1.51%
    Commercial Finance(1)                                         76.2       0.86%      83.9     1.10%
    Equipment Finance                                             49.6       1.05%      99.8     2.14%
    Capital Finance(1)                                            14.8       0.73%       7.1     0.33%
                                                                ------                ------
      Total Commercial                                           203.9       0.97%     271.3     1.37%
    Specialty Finance - Consumer                                  51.3       1.67%      42.0     2.23%
                                                                ------                ------
    Total                                                       $255.2       1.06%    $313.3     1.45%
                                                                ======                ======
    Total Before Liquidating and Telecommunications             $187.2       0.81%    $231.4     1.14%
                                                                ======                ======


                                                                September 30, 2004      June 30, 2004    September 30, 2003
                                                                   $           %         $         %           $        %
                                                                ------------------    ----------------   ------------------
Finance Receivables Past Due 60 days or more - Owned as a
Percentage of Finance Receivables
    Specialty Finance - Commercial                              $212.3       2.60%    $185.7     2.50%    $  245.9    3.60%
    Commercial Finance(1)                                        106.0       0.85%     107.4     0.96%       191.2    1.71%
    Equipment Finance                                             66.6       1.05%      95.9     1.53%       206.3    3.35%
    Capital Finance(1)                                            28.4       1.04%      18.2     0.69%        82.3    2.92%
                                                                ------                ------              --------
      Total Commercial                                           413.3       1.39%     407.2     1.48%       725.7    2.69%
    Specialty Finance - Consumer                                 159.9       3.31%     163.3     3.86%       137.7    4.12%
                                                                ------                ------              --------
    Total                                                       $573.2       1.66%    $570.5     1.79%    $  863.4    2.85%
                                                                ======                ======              ========

Non-performing Assets - Owned as a Percentage of Finance
Receivables(2)
    Specialty Finance - Commercial                              $ 87.8       1.08%    $ 93.4     1.26%    $  132.7    1.94%
    Commercial Finance(1)                                         96.9       0.78%     116.1     1.03%       203.0    1.81%
    Equipment Finance                                            164.9       2.60%     173.6     2.76%       283.7    4.61%
    Capital Finance(1)                                            11.5       0.42%      13.2     0.50%       101.3    3.60%
                                                                ------                ------              --------
      Total Commercial                                           361.1       1.22%     396.3     1.44%       720.7    2.67%
    Specialty Finance - Consumer                                 167.6       3.47%     165.9     3.92%       146.1    4.37%
                                                                ------                ------              --------
    Total                                                       $528.7       1.53%    $562.2     1.77%    $  866.8    2.86%
                                                                ======                ======              ========

Finance Receivables Past Due 60 days or more - Managed as a
Percentage of Managed Financial Assets(3)
    Specialty Finance - Commercial                              $294.8       2.29%    $266.1     2.22%    $  332.4    2.90%
    Commercial Finance(1)                                        106.0       0.85%     107.4     0.96%       191.1    1.71%
    Equipment Finance                                            116.2       1.24%     168.1     1.79%       332.7    3.40%
    Capital Finance(1)                                            28.4       1.04%      18.2     0.66%        82.3    2.92%
                                                                ------                ------              --------
      Total Commercial                                           545.4       1.46%     559.8     1.59%       938.5    2.66%
    Specialty Finance - Consumer                                 304.9       4.44%     309.0     4.74%       283.9    4.54%
                                                                ------                ------              --------
    Total                                                       $850.3       1.92%    $868.8     2.08%    $1,222.4    2.95%
                                                                ======                ======              ========

Reserve for Credit Losses
    Reserve for credit losses as a percentage of finance
    receivables                                                 $637.9       1.85%    $621.0     1.95%    $  752.5    2.48%
    Reserve for credit losses as a percentage of finance
    receivables before Telecommunications and Argentina         $572.2       1.67%    $544.1     1.73%    $  500.9    1.69%
    Reserve for credit losses as a percentage of finance
    receivables past due 60 days or more                                    111.3%              108.9%                87.2%
    Reserve for credit losses as a percentage of non-
    performing assets                                                       120.7%              110.5%                86.8%


(1) The data for Capital Finance includes the former Structured Finance except for the communications and media portfolios, which are reflected in Commercial Finance.

(2) Total non-performing assets reflect both commercial and consumer finance receivables on non-accrual status and assets received in satisfaction of loans.

(3) Managed financial assets exclude operating leases and certain equity investments.

                         CIT GROUP INC. AND SUBSIDIARIES
                  SELECTED DATA AND OWNED PORTFOLIO INFORMATION
                  (dollars in millions, except per share data)


Selected Data                                                  Quarters Ended                            Nine Months Ended
                                                ----------------------------------------------     ----------------------------
                                                September 30,      June 30,      September 30,     September 30,   September 30,
                                                    2004             2004            2003              2004            2003
                                                ----------------------------------------------     -----------------------------
Profitability
     Net finance margin as a percentage
      of AEA(1)                                        4.10%            3.99%            3.72%            4.03%            3.65%
     Net finance margin after provision
      as a percentage of AEA                           3.49%            3.30%            2.80%            3.29%            2.58%
     Salaries & general operating expenses
      as a percentage of AMA(2)                        2.18%            2.23%            2.00%            2.18%            1.98%
     Efficiency ratio                                  41.5%            42.3%            41.4%            41.6%            41.1%
     Return on average tangible
      stockholders' equity                             14.1%            13.7%            12.2%            14.3%            11.7%
     Return on AMA(2)                                  1.56%            1.52%            1.28%            1.57%            1.20%


     See "Non-GAAP Disclosures" for additional information regarding profitability ratio and metric comparisons

Securitization Volume
     Specialty Finance - Commercial             $     458.4      $     475.5      $     936.0      $   1,897.2      $   2,546.3
     Equipment Finance                                325.4            371.7            381.5            970.2          1,171.9
     Specialty Finance - Consumer                      --               --               --               --              489.2
                                                -----------      -----------      -----------      -----------      -----------
     Total                                      $     783.8      $     847.2      $   1,317.5      $   2,867.4      $   4,207.4
                                                ===========      ===========      ===========      ===========      ===========

Average Assets
     Average Finance Receivables (AFR)          $  32,957.8      $  32,115.0      $  29,431.3      $  32,217.3      $  28,871.2
     Average Earning Assets (AEA)                  39,195.6         37,992.8         36,072.4         38,119.0         35,559.0
     Average Managed Assets (AMA)(2)               47,166.8         46,608.4         46,052.0         46,737.1         45,648.4
     Average Operating Leases (AOL)                 7,873.2          7,628.5          7,458.9          7,720.1          7,151.1


     Note: These averages are based on an ending 4 and 10 month average


                                                September 30,      June 30,      September 30,
                                                    2004             2004            2003
                                                ----------------------------------------------
Capital & Leverage(3),(4)
     Tangible stockholders' equity to
      managed assets                                  10.57%           10.89%           10.34%
     Debt (net of overnight deposits)
      to tangible stockholders' equity(5)             6.38x            6.09x            6.28x
     Tangible book value per share              $     25.20      $     24.51      $     22.70


                                                September 30,      June 30,      September 30,
Owned Portfolio Information                         2004             2004            2003
                                                ----------------------------------------------
Liquidating Portfolios:
     Balance                                    $     675.2      $     814.2      $   1,030.5
     Non-performing accounts                    $      79.7      $      90.9      $     121.0
     Past due 60+ days                          $      70.1      $      81.7      $     105.4

Telecommunications(6):
     Financing and leasing assets               $     347.6      $     422.6      $     623.6
     Number of accounts                                  29               36               49
     Largest customer account balance           $      29.3      $      30.7      $      32.5
     Non-performing accounts                    $      24.5      $      48.5      $      88.5
     Number of accounts                                   5                7                9
     Past due 60+ days                          $       4.8      $       5.6      $      54.9
     CLEC exposure                              $     117.4      $     159.0      $     216.7

Equity and Venture Capital Investments:
     Total investment balance                   $     186.2      $     190.9      $     313.9
     Direct investments                         $      31.9      $      35.8      $     161.5
     Number of companies                                 10               13               47
     Private equity funds                       $     154.3      $     155.1      $     152.4
     Number of funds                                     52               52               52
     Remaining fund and equity commitments      $      97.0      $     104.1      $     140.7


(1) For the 2004 periods and the 2003 quarter, dividends on preferred capital securities are reflected in interest expense (quarterly 5 basis points impact) as a result of adopting FAS 150. The dividends for the 2003 year to date reflect six months shown after-tax on the consolidated statement of income, plus the September quarter in interest expense.

(2) "AMA" or "Average Managed Assets" represents the sum of average earning assets, which are net of credit balances of factoring clients, and the average of finance receivables previously securitized and still managed by CIT.

(3) Tangible stockholders' equity excludes goodwill and intangible assets. Prior period balances have been conformed to current period presentation.

(4) Tangible stockholders' equity excludes the impact of accounting changes for derivative financial instruments and unrealized gains and includes Preferred Capital Securities.

(5) Total debt excludes, and stockholders' equity includes, Preferred Capital Securities.

(6) Telecommunications portfolio data consists of lending and leasing directly to the telecommunications sector, and does not include lending and leasing for telecom related equipment to non-telecom companies.

                         CIT GROUP INC. AND SUBSIDIARIES
                            Aerospace Portfolio Data
                     (dollars in millions unless specified)


Total Aerospace Portfolio:                September 30,    June 30,     September 30,
Financing and leasing assets                  2004           2004           2003
                                         --------------    --------    --------------
  Commercial                             $      4,905.2    $4,933.3    $      4,575.7
  Regional                               $        351.9    $  309.2    $        310.0
Number of planes:
  Commercial                                        205         209               204
  Regional                                          127         124               116


                                             September 30, 2004              June 30, 2004
                                         --------------------------    --------------------------
Commercial Aerospace Portfolio:
By Region:                               Net Investment     Number     Net Investment     Number
                                         --------------    --------    --------------    --------
  Europe                                 $      2,175.1          72    $      2,241.7          72
  North America (1)                               926.9          62             930.4          68
  Asia Pacific                                  1,129.3          43           1,080.9          41
  Latin America                                   618.8          25             624.3          25
  Africa / Middle East                             55.1           3              56.0           3
                                         --------------    --------    --------------    --------
  Total                                  $      4,905.2         205    $      4,933.3         209
                                         ==============    ========    ==============    ========



By Manufacturer:                         Net Investment     Number     Net Investment     Number
                                         --------------    --------    --------------    --------
  Boeing                                 $      2,540.4         132    $      2,653.9         138
  Airbus                                        2,329.5          64           2,250.0          61
  Other                                            35.3           9              29.4          10
                                         --------------    --------    --------------    --------
  Total                                  $      4,905.2         205    $      4,933.3         209
                                         ==============    ========    ==============    ========



By Body Type (2):                        Net Investment     Number     Net Investment     Number
                                         --------------    --------    --------------    --------
  Narrow body                            $      3,657.1         161    $      3,673.3         163
  Intermediate                                    848.8          18             853.7          18
  Wide body                                       364.0          17             376.9          18
  Other                                            35.3           9              29.4          10
                                         --------------    --------    --------------    --------
  Total                                  $      4,905.2         205    $      4,933.3         209
                                         ==============    ========    ==============    ========

Number of accounts                                   89                            85
Weighted average age of fleet (years)                 6                             7
Largest customer net investment          $        288.4                $        316.9


                                             September 30, 2004              June 30, 2004
                                         --------------------------    --------------------------
New Aircraft Delivery Order Book
 (dollars in billions)                       Amount         Number          Amount        Number
                                         --------------    --------    --------------    --------
  For the Years Ending December 31,
    2003 (Remaining 2003)
    2004 (Remaining 2004)                $          0.3           7    $          0.4          10
    2005                                            0.9          18               0.9          18
    2006                                            1.0          20               1.0          20
    2007                                            0.3           5               0.3           5
                                         --------------    --------    --------------    --------
    Total                                $          2.5          50    $          2.6          53
                                         ==============    ========    ==============    ========



                                             September 30, 2003
                                         --------------------------
Commercial Aerospace Portfolio:
By Region:                               Net Investment     Number
                                         --------------    --------
  Europe                                 $      1,980.9          64
  North America (1)                             1,065.8          73
  Asia Pacific                                    875.1          36
  Latin America                                   529.1          25
  Africa / Middle East                            124.8           6
                                         --------------    --------
  Total                                  $      4,575.7         204
                                         ==============    ========



By Manufacturer:                         Net Investment     Number
                                         --------------    --------
  Boeing                                 $      2,626.5         141
  Airbus                                        1,928.2          51
  Other                                            21.0          12
                                         --------------    --------
  Total                                  $      4,575.7         204
                                         ==============    ========



By Body Type (2):                        Net Investment     Number
                                         --------------    --------
  Narrow body                            $      3,285.9         155
  Intermediate                                    881.0          18
  Wide body                                       387.8          19
  Other                                            21.0          12
                                         --------------    --------
  Total                                  $      4,575.7         204
                                         ==============    ========

Number of accounts                                   84
Weighted average age of fleet (years)                 7
Largest customer net investment          $        289.7



                                             September 30, 2003
                                         --------------------------
New Aircraft Delivery Order Book
 (dollars in billions)                       Amount         Number
                                         --------------    --------
  For the Years Ending December 31,
    2003 (Remaining 2003)                $          0.2           5
    2004 (Remaining 2004)                           0.6          14
    2005                                            1.1          24
    2006                                            1.0          19
    2007                                            0.3           5
                                         --------------    --------
    Total                                $          3.2          67
                                         ==============    ========



The order amounts exclude CIT's option to purchase additional planes. Contractual maturities, sales and other dispositions, as well as depreciation expense, are expected to largely offset the new deliveries. At September 30, 2004, all of the 2004 deliveries and 14 of the 2005 deliveries were placed.

(1) Comprised of net investments in the U.S. and Canada of $744.2 million (56 aircraft) and $182.7 million (6 aircraft) at September 30, 2004, $745.7 million (62 aircraft) and $184.7 million (6 aircraft) at June 30, 2004, and $856.3 million (67 aircraft) and $209.5 million (6 aircraft) at September 30, 2003, respectively.

(2) Narrow body are single aisle design and consist primarily of Boeing 737 and 757 series and Airbus A320 series aircraft. Intermediate body are smaller twin aisle design and consist primarily of Boeing 767 series and Airbus A330 series aircraft. Wide body are large twin aisle design and consist primarily of Boeing 747 and 777 series and McDonnell Douglas DC10 series aircraft.

                         CIT GROUP INC. AND SUBSIDIARIES
                              Non-GAAP Disclosures
                              (dollars in millions)

                                                    September 30, 2004         June 30, 2004        September 30, 2003
                                                    ------------------      ------------------      ------------------
Managed assets (1):
Finance receivables                                 $         34,542.8      $         31,828.6      $         30,342.6
Operating lease equipment, net                                 7,932.9                 7,838.8                 7,485.3
Finance receivables held for sale                              1,757.3                 1,595.2                 1,017.9
Equity and venture capital investments
 (included in other assets)                                      186.2                   190.9                   313.9
                                                    ------------------      ------------------      ------------------
Total financing and leasing portfolio assets                  44,419.2                41,453.5                39,159.7
     Securitized assets                                        7,994.9                 8,401.0                10,141.0
                                                    ------------------      ------------------      ------------------
     Managed Assets                                 $         52,414.1      $         49,854.5      $         49,300.7
                                                    ==================      ==================      ==================

Earning assets (2):
Total financing and leasing portfolio assets        $         44,419.2      $         41,453.5      $         39,159.7
     Credit balances of factoring clients                     (3,929.9)               (3,292.1)               (3,103.0)
                                                    ------------------      ------------------      ------------------
Earning assets                                      $         40,489.3      $         38,161.4      $         36,056.7
                                                    ==================      ==================      ==================

Tangible equity (3):
Total equity                                        $          5,837.0      $          5,691.8      $          5,180.9
     Other comprehensive loss relating to
      derivative financial instruments                            52.5                     8.1                   106.9
     Unrealized gain on securitization
      investments                                                 (7.2)                   (6.8)                   (8.0)
     Goodwill and intangible assets                             (594.4)                 (516.4)                 (437.9)
                                                    ------------------      ------------------      ------------------
Tangible common equity                                         5,287.9                 5,176.7                 4,841.9
     Preferred capital securities                                254.2                   254.6                   255.9
                                                    ------------------      ------------------      ------------------
Tangible equity                                     $          5,542.1      $          5,431.3      $          5,097.8
                                                    ==================      ==================      ==================

Debt, net of overnight deposits (4):
Total debt                                          $         37,280.6      $         34,686.9      $         34,012.1
     Overnight deposits                                       (1,651.7)               (1,347.4)               (1,722.9)
     Preferred capital securities                               (254.2)                 (254.6)                 (255.9)
                                                    ------------------      ------------------      ------------------
Debt, net of overnight deposits                     $         35,374.7      $         33,084.9      $         32,033.3
                                                    ==================      ==================      ==================

Earnings per share, excluding certain items(5)
GAAP Earnings per share                             $             0.86      $             0.82      $             0.69
     (Gain)/loss on venture capital investments                  (0.01)                  (0.01)                   0.03
                                                    ------------------      ------------------      ------------------
Adjusted earnings per share                         $             0.85      $             0.81      $             0.72
                                                    ==================      ==================      ==================


Non-GAAP financial measures disclosed by management are meant to provide additional information and insight relative to trends in the business to investors and, in certain cases, to present financial information as measured by rating agencies and other users of financial information. These measures are not in accordance with, or a substitute for, GAAP and may be different from, or inconsistent with, non-GAAP financial measures used by other companies.

1) Managed assets are utilized in certain credit and expense ratios. Securitized assets are included in managed assets because CIT retains certain credit risk and the servicing related to assets that are funded through securitizations.

2) Earning assets are utilized in certain revenue and earnings ratios. Earning assets are net of credit balances of factoring clients. This net amount, which corresponds to amounts funded, is a basis for revenues earned.

3) Tangible equity is utilized in leverage ratios, and is consistent with certain rating agency measurements. Other comprehensive losses and unrealized gains on securitization investments (both included in the separate component of equity) are excluded from the calculation, as these amounts are not necessarily indicative of amounts which will be realized.

4) Debt, net of overnight deposits is utilized in certain leverage ratios. Overnight deposits are excluded from these calculations, as these amounts are retained by the Company to repay debt. Overnight deposits are reflected in both debt and cash and cash equivalents.

5) The diluted EPS related to the items listed are shown separately, as the items are not indicative of our ongoing operations.


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